FOR IMMEDIATE RELEASE	CONTACT:	Mr. Gerry Pascale
(843-278-0695)

Bronze Marketing, Inc.
Jiangshu Province
People’s Republic of China
NEWS RELEASE

SUTOR STEEL TECHNOLOGY UTILIZES APOsm SERVICE TO GO PUBLIC
AND COMPLETE $12.0 MILLION PRIVATE FINANCING

Changshu City, China, February 2, 2007 - Bronze Marketing, Inc. (“Bronze Marketing”) (OTCBB: BNZE.OB) announced the closing of a stock exchange transaction with the shareholders of Sutor Steel Technology Co., Ltd., a British Virgin Islands corporation (“Sutor Steel”) and a related private placement financing transaction. The companies will operate on a consolidated basis, executing upon the current business plan of Sutor Steel’s subsidiary companies located in the People’s Republic of China.

In the stock exchange transaction, Sutor Steel’s stockholders were issued 323,380.52 shares of Bronze Marketing’s Series B Voting Convertible Preferred Stock in exchange 100% of the issued and outstanding shares of Sutor Steel. On an as-converted to common stock basis, the shares of Series B Voting Convertible Preferred Stock received by the stockholders of Sutor Steel represent 85.2% of the total issued and outstanding capital stock of Bronze Marketing. In conjunction with the exchange transaction, Bronze Marketing closed a private placement of its capital stock whereby it issued 39,473.68 shares of its Series B Voting Convertible Preferred Stock in exchange for $12.0 million in gross offering proceeds, before payment of commissions and fees. The shares of Series B Convertible Preferred Stock issued to investors in the private placement transaction represent approximately 10.4% of the total issued and capital stock of Bronze Marketing, on an as-converted to common stock basis.

As a result of the exchange transaction, Sutor Steel has become a wholly-owned subsidiary of Bronze Marketing. Ms. Lifang Chen was appointed to the Board of Directors of Bronze Marketing and the senior executive officers of Sutor Steel were elected as executive officers of Bronze Marketing upon the resignation of the company’s executives. Bronze Marketing’s shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, BNZE.OB

Sutor Steel manufactures and sells steel finishing fabrication products through its wholly owned subsidiaries Changshu Huaye Steel Strip Co., Ltd. and Jiangsu Coldrolled Technology Co., Ltd. Its products are typically used in the construction industry, widely applied in manufacturing of electrical household appliance parts and outer casings, electronics, infrastructure and large industrial equipment. The Company currently employs over 270 people. Sutor Steel is investing a total of about $49 million to complete its vertical integration strategy and expand its galvanizing production capacity.

Mr. Guoxiang Ni, the new Chief Executive Officer of Bronze Marketing stated, “We want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our private financing and the going public transaction. These transactions have given us access to the U.S. capital markets, with the intent of capitalizing on significant growth opportunities.”

Roth Capital Partners, LLC acted as the placement agent in the $12 million private placement transaction.

APOsm is a service mark of Halter Financial Group, Inc. (“HFG”). HFG’s APO services allow privately held corporations to go public via the reverse merger process and simultaneously complete a private capital raising transaction.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Bronze Marketing and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer,, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Bronze Marketing is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.